SandRidge Energy, Inc. Reports First Quarter 2008 Financial and Operational Results
Oklahoma City, Oklahoma, May 8, 2008 — SandRidge Energy, Inc. (NYSE: SD) today announced financial and operational results for the first quarter of 2008. Key results for the quarter were:
•	Natural gas and crude oil production of 22.8 Bcfe, up 78% compared to production of 12.8 Bcfe in first quarter 2007

•	Proved reserves at quarter end of 1.699 Tcfe, up 12% from 1.516 Tcfe at year-end 2007; drilling finding costs and all-in finding costs of $1.50 and $1.73 per Mcfe, respectively, for first quarter 2008; and, drillbit reserve replacement and all-in reserve replacement rates of 895% and 901%, respectively, for first quarter 2008

•	Loss applicable to common stockholders of $66.2 million, or ($0.47) per share, versus $28.5 million, or ($0.31) per share, in first quarter 2007

•	Adjusted net income available to common stockholders (a) of $26.9 million, or $0.19 per share, compared to a net loss applicable to common stockholders of $14.4 million, or ($0.16) per share, in first quarter 2007

•	Operating cash flow (b) of $143.3 million, up 204% from first quarter 2007

•	Adjusted EBITDA (c) of $167.6 million, an increase of 143% from first quarter 2007

•	Increased fiscal 2008 production guidance (to 100.0 Bcfe from 95.0 Bcfe) and capital expenditures guidance (to $1.5 billion from $1.25 billion).
As a result of an unrealized non-cash mark-to-market loss of $144.1 million on its natural gas and crude oil derivative contracts during first quarter 2008, SandRidge reported a loss applicable to common stockholders of $66.2 million, or ($0.47) per share fully diluted, compared to a loss applicable to common stockholders of $28.5 million, or ($0.31) per share fully diluted, in first quarter 2007. Unrealized gains or losses on natural gas and crude oil derivative contracts represent the change in fair value of open derivative positions during the period. The unrealized loss recorded in first quarter 2008 was primarily attributable to higher average natural gas and crude oil prices at March 31, 2008 compared to average natural gas and crude oil prices at December 31, 2007. Adjusted net income available to common stockholders was $26.9 million, or $0.19 per share fully diluted, in first quarter 2008. This compares to adjusted net loss applicable to common stockholders of $14.4 million, or ($0.16) per share fully diluted, in first quarter 2007. Operating cash flow was $143.3 million in first quarter 2008, which is up 204% from $47.2 million in first quarter 2007. Adjusted EBITDA was $167.6 million in first quarter 2008, as compared to $69.0 million in first quarter 2007.
Estimated proved reserves for SandRidge as of March 31, 2008 were 1.699 Tcfe, a 12% increase from December 31, 2007 proved reserves of 1.516 Tcfe. Estimates of proved reserves as of March 31, 2008 were internally prepared and have not been reviewed by third-party engineers. Drilling finding costs and all-in finding costs were $1.50 per Mcfe and $1.73 per Mcfe, respectively, for first quarter 2008. The first quarter 2008 estimated future net cash flows from proved reserves, before income tax and discounted at an annual rate of 10%, was $5.50 billion, an increase of 55% from year-end 2007 of $3.55 billion.
(a)	Adjusted net income available (loss applicable) to common stockholders is income available (loss applicable) to common stockholders, excluding the unrealized impact of natural gas and crude oil derivative contracts, net of tax. See Non-GAAP Financial Measures.

(b)	Operating cash flow is net cash provided by (used in) operating activities before changes in operating assets and liabilities. See Non-GAAP Financial Measures.

(c)	Adjusted EBITDA is earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items. See Non-GAAP Financial Measures.

Operating Highlights

	Three Months Ended March 31,
	2008	2007
Production:
Natural gas (Mmcf)	19,173	10,449
Crude oil (MBbl)	611	393
Natural gas equivalent (Mmcfe)	22,839	12,807
Daily Production (Mmcfe)	251	142

Average price per unit:
Realized natural gas price per Mcf — as reported	$7.86	$6.60
Realized impact of derivatives per Mcf	0.46	(0.15)

Net realized price per Mcf	$8.32	$6.45

Realized crude oil price per Bbl — as reported (1)	$89.81	$54.06
Realized impact of derivatives per Bbl (1)	(2.39)	—

Net realized price per Bbl (1)	$87.42	$54.06

Realized price per Mcfe — as reported	$9.00	$7.04

Net realized price per Mcfe — including impact of derivatives per Mcfe	$9.32	$6.92

Average cost per Mcfe:
Lease operating	$1.50	$1.72
Production taxes	0.40	0.23
General and administrative:
General and administrative, excluding stock-based compensation	0.78	0.89
Stock-based compensation	0.14	0.08
Depletion	2.85	2.55

Lease operating cost by region per Mcfe:
Offshore operations	$2.85	$3.99
Tertiary recovery operations	13.98	14.77
Excluding offshore and tertiary recovery	1.32	1.34

Earnings per share:
Basic and diluted loss per share applicable to common stockholders	$(0.47)	$(0.31)

Basic and diluted adjusted net income (loss) per share available (applicable) to common stockholders	0.19	(0.16)

Weighted average number of common shares outstanding (thousands)
Basic	141,044	92,442
Diluted	141,044	92,442

(1)	Includes NGLs
Operational Updates
SandRidge had an average of 40 rigs operating on its properties throughout the first quarter of 2008. The following is an operational update for each of the company’s key areas:
West Texas Overthrust (WTO): The company averaged 31 rigs running in the WTO during the first quarter of 2008 compared to an average of 15 rigs running during the same period of 2007. The number of wells completed and brought on production also increased during the first quarter of 2008 to 69 gross (65 net) from a total of 14 gross (13 net) during the first quarter of 2007. SandRidge also continued its seismic program during the first quarter of 2008, acquiring data over 186 square miles and bringing the total area covered to date by the program to 575 square miles.
East Texas: The average number of rigs operating on the company’s properties in East Texas during the first three months of 2008 increased to five from an average of three during the first three months of 2007. Correspondingly, the number of wells completed and brought on production in East Texas during the first quarter of 2008 also increased to 13 gross (12 net) from 5 gross (4 net) during the same period in 2007.
Mid-Continent: The company increased the number of rigs drilling on its prospects located in Oklahoma during the first quarter of 2008 to two from one rig during the same period of 2007. A total of 28 gross (9 net) Oklahoma wells were completed and brought on production in the first quarter of 2008.

First Quarter 2008 Results
Revenue: Total revenue increased 80% to $269.1 million for the three months ended March 31, 2008 from $149.1 million in the same period in 2007. This increase was primarily due to a $115.3 million increase in natural gas and crude oil sales. Lower drilling and oil field services revenues partially offset increases in midstream gas services and other segments.
Total natural gas and crude oil revenues increased $115.3 million to $205.5 million for the three months ended March 31, 2008 compared to $90.2 million for the same period in 2007, primarily as a result of an increase in natural gas and crude oil production volumes and prices received for the company’s production. Total natural gas production increased 84% to 19.2 Bcf in first quarter 2008 compared to 10.4 Bcf in the same period in 2007, while crude oil production increased 55% to 611 MBbls in first quarter 2008 from 393 MBbls in first quarter 2007. The increase was due to successful drilling in the WTO and an increased working interest in 2008 in the WTO as compared to the same period in 2007. The average price received, excluding the impact of derivative contract settlements, for natural gas sales increased 19% in the three months ended March 31, 2008 to $7.86 per Mcf compared to $6.60 per Mcf in the same period in 2007. The average price received, excluding the impact of derivative contract settlements, for our crude oil production increased 66.1%, or $35.75 per barrel, to $89.81 per barrel during first quarter 2008 from $54.06 per barrel during the same period in 2007. Including the impact of derivative contract settlements, the effective price received for natural gas for first quarter 2008 was $8.32 per Mcf compared to $6.45 per Mcf during the same period in 2007. Including the impact of derivative contract settlements, the effective price received for crude oil for first quarter 2008 was $87.42. Our derivative contracts had no impact on effective oil prices during first quarter 2007.
Drilling and services revenue decreased 56% to $12.3 million for the three months ended March 31, 2008 compared to $27.9 million in the same period in 2007. The decline in revenues is due to the increase in the number of company-owned rigs operating on company-owned natural gas and oil properties and an increase in working interest in these properties in 2008. Additionally, at March 31, 2008, 24 of the 26 operational rigs the company owned were working for the company’s account as compared to 14 of 23 operational rigs owned and working for its account at March 31, 2007. The average daily revenue per rig, after considering the effect of the elimination of the intercompany usage, increased to approximately $17,500 per day for the first three months of 2008 compared to an average of $16,600 per day during the same period in 2007.
Midstream and marketing revenue increased $20.2 million, or 77%, with revenues of $46.4 million in the three month period ended March 31, 2008 compared to $26.2 million in the three month period ended March 31, 2007. The change is due to increased production in the WTO and a corresponding increase in the production volumes transported and marketed during the three months ended March 31, 2008, as compared to the same period in 2007, for third parties with ownership in the company’s wells or ownership in other wells connected to the company’s gathering systems.
Operating Costs and Expenses: Total operating costs and expenses increased to $331.9 million for the three months ended March 31, 2008 compared to $145.6 million for the same period in 2007 due to increases in production-related costs, general and administrative expenses as a result of an increase in corporate staff, depreciation, depletion and amortization and losses on derivative contracts. These increases were partially offset by a decrease in expenses attributable to the company’s drilling and services.
Production expense includes the costs associated with production activities, including, but not limited to, lease operating expense and processing costs. Production expenses increased $12.2 million primarily due to an increase in the number of wells in which the company owns a working interest. The company owned working interests in 1,869 producing wells at March 31, 2008 compared to 1,333 producing wells at March 31, 2007. Production taxes increased $6.3 million, or 217%, to $9.2 million primarily due to increased natural gas production and prices received for that production during the three month period ended March 31, 2008.

Drilling and services expenses decreased 62% for the three months ended March 31, 2008 compared to the same period in 2007 primarily because of the increase in the number and working interest ownership of the wells drilled for the company’s own account.
Midstream and marketing expenses increased $17.0 million, or 73%, to $40.4 million due to larger production volumes transported and marketed during the three months ended March 31, 2008 on behalf of third parties than during the comparable period in 2007.
Depreciation, depletion and amortization (“DD&A”) for natural gas and crude oil properties increased to $65.1 million for the three months ended March 31, 2008 from $32.7 million in the same period in 2007. DD&A per Mcfe increased $0.30 to $2.85 in first quarter 2008 from $2.55 in the comparable period in 2007. The increase is primarily attributable to an increase in depreciable properties, higher future development costs and increased production. Production increased 78% to 22.8 Bcfe from 12.8 Bcfe in first quarter 2007.
DD&A for other assets consists primarily of depreciation of drilling rigs, midstream gathering and compression facilities and other equipment. The increase in DD&A for other assets was due primarily to higher carrying costs of the company’s rigs due to upgrades and retrofitting and its midstream gathering and processing assets due to upgrades made throughout 2007.
General and administrative expenses increased $8.5 million to $21.0 million for the three months ended March 31, 2008 from $12.5 million for the comparable period in 2007. The increase was principally attributable to an $8.8 million increase in corporate salaries and wages due to a significant increase in corporate and support staff throughout 2007. As of March 31, 2008, SandRidge had 2,385 employees compared to 1,746 at March 31, 2007. General and administrative expenses include non-cash stock compensation expenses of $3.2 million for first quarter 2008, compared to $1.1 million for first quarter 2007. The increases in salaries and wages as well as stock compensation were partially offset by $3.2 million in capitalized general and administrative expenses for the three months ended March 31, 2008. There were no general and administrative expenses capitalized during the three months ended March 31, 2007. In accordance with the full-cost method of accounting, the company capitalizes internal costs that can be directly identified with acquisition, exploration and development activities and does not include any costs related to production, general corporate overhead or similar activities.
For the three month period ended March 31, 2008, the company recorded a loss on derivative contracts of $136.8 million ($144.1 million unrealized loss and $7.3 million realized gain) compared to a $23.2 million loss ($21.7 million unrealized loss and $1.5 million realized loss) for the comparable period in 2007. SandRidge selectively enters into natural gas swaps and basis swaps in order to mitigate the effects of fluctuations in prices received for its production. Given the long-term nature of the company’s investment in the WTO development program and the relatively high level of natural gas prices compared to budgeted prices, the company believes it is prudent to enter into natural gas swaps and basis swaps for a portion of its production. Unrealized gains or losses on natural gas and crude oil derivative contracts represent the change in fair value of open derivative positions during the period. The change in fair value is principally measured based on period-end prices as compared to the prior period-end prices or the contract price for contracts entered into during the period. The unrealized loss recorded in the three month period ended March 31, 2008 related to natural gas and crude oil commodities was attributable to an increase in average natural gas and crude oil prices at March 31, 2008 compared to the average natural gas and crude oil prices at December 31, 2007 or the various contract dates.
Other Income (Expense): Total other expense decreased to $24.4 million in the three month period ended March 31, 2008 from $33.5 million in the three month period ended March 31, 2007. Interest income decreased to $0.8 million for the three months ended March 31, 2008 from $1.1 million for the same period in 2007. This decrease was generally due to lower excess cash levels during the three months ended March 31, 2008 compared to the same period in 2007. Interest expense, net of capitalized interest of $0.3 million, decreased to $25.2 million for the three months ended March 31, 2008 from $35.4 million for the same period in 2007. This decrease was primarily attributable to the expensing, in March 2007, of approximately $12.5 million in unamortized debt issuance costs related to the company’s senior bridge facility at the time it was repaid. Also contributing slightly to the decrease for the three months ended March 31, 2008 was an unrealized gain of $0.8 million related to the company’s interest rate swap. These decreases were partially offset by an increase in interest expense during the three months ended March 31, 2008, due to higher average debt balances outstanding during that period compared to the same period in 2007. The company capitalized interest of $0.3 million and $0.4 million in first quarter 2008 and 2007, respectively.
Minority interest income (expense) for the three months ended March 31, 2008 is derived from Cholla Pipeline, LP and Sagebrush Pipeline, LLC. Minority interest for the three months ended March 31, 2007 also includes income (expense) from Integra. The company acquired the remaining minority interest in Integra in fourth quarter 2007. Minority interest expense increased to $0.8 million in first quarter 2008 due to increased gas processing at these facilities.
During the three months ended March 31, 2008, income from equity investments was $0.9 million compared to $1.0 million in the comparable period in 2007.
Income Tax Expense (Benefit): The company reported an income tax benefit of $30.5 million for the three months ended March 31, 2008, compared to a benefit of $10.5 million for the same period in 2007. The current period income tax benefit represents an effective income tax rate of 35%, which is unchanged from the comparable period in 2007. Generally, for financial reporting purposes, federal income tax expenses are recorded as deferred income taxes until any available net operating loss carryforwards are utilized. Deferred income taxes aggregated 100% of the total income tax benefit for first quarter 2008.
Non-GAAP Financial Measures
The company defines operating cash flow as net cash provided by (used in) operating activities before changes in operating assets and liabilities. It defines EBITDA as net income (loss) before income tax expense (benefit), interest expense, and depreciation, depletion and amortization. Adjusted EBITDA, which is a defined term in the company’s credit agreement, is EBITDA adjusted for various non-cash items (including income from equity investments, minority interest, stock-based compensation, unrealized (gain) loss on derivative contracts, and provision for doubtful accounts).
Operating cash flow and adjusted EBITDA are supplemental financial measures used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of an oil and natural gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses these measures because operating cash flow and adjusted EBITDA relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Further, operating cash flow and adjusted EBITDA may be used to compare the company’s operating performance and return on capital with those of other companies without regard to financing methods and capital structure. These measures should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Another supplemental financial measure management uses is adjusted net income available (loss applicable) to common stockholders. Management uses it as an indicator of the company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net income available (loss applicable) to common stockholders is not a measure of financial performance under GAAP and should not be considered a substitute for net income available (loss applicable) to common stockholders.

The tables below reconcile the most directly comparable GAAP financial measures to operating cash flow, EBITDA, adjusted EBITDA, and adjusted net income available (loss applicable) to common stockholders.
Reconciliation of Cash Provided by Operating Activities to Operating Cash Flow

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Net cash provided by operating activities	$156,689	$43,963
Add (deduct):
Change in operating assets and liabilities	(13,378)	3,226

Operating cash flow	$143,311	$47,189

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Net loss	$(56,625)	$(19,493)
Adjusted for:
Income tax benefit	(30,538)	(10,501)
Interest expense(1)	25,978	35,429
Depreciation, depletion and amortization — other	17,965	10,160
Depreciation, depletion and amortization — natural gas and crude oil	65,076	32,684

EBITDA	21,856	48,279

Income from equity investments	(859)	(1,025)
Minority interest	835	146
Interest income	(796)	(1,088)
Stock-based compensation	3,241	1,071
Unrealized losses on derivative contracts	143,367	21,662

Adjusted EBITDA	$167,644	$69,045

(1)	Excludes unrealized gain of $0.8 million on interest rate swap
Reconciliation of Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Net cash provided by operating activities	$156,689	$43,963
Changes in operating assets and liabilities	(13,378)	3,226
Interest expense(1)	25,978	35,429
Unrealized losses on derivative contracts	(143,367)	(21,662)
Other non-cash items	141,722	8,089

Adjusted EBITDA	$167,644	$69,045

(1)	Excludes unrealized gain of $0.8 million on interest rate swap
Reconciliation of Net Income Available (Loss Applicable) to Common Stockholders to Adjusted Net Income Available (Loss Applicable) to Common Stockholders

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Net income available (loss applicable) to common stockholders	$(66,207)	$(28,459)
Unrealized losses on derivative contracts	143,367	21,662
Effect of income taxes	(50,229)	(7,584)

Adjusted net income available (loss applicable) to common stockholders	$26,931	$(14,381)

Per share — basic and diluted	$0.19	$(0.16)

Capital Expenditures
During first quarter 2008, the company had capital expenditures of $418.7 million. For first quarter 2008, $354.6 million of capital expenditures were targeted to the exploration and production business with $306.1 million for drilling. Drilling capital expenditures were comprised as follows: $236.1 million was spent in the WTO, $65.6 million in non-WTO properties, and $4.3 million in tertiary recovery projects. The drilling expenditures increased from $108.6 million in first quarter 2007 as the company continued to ramp up drilling, mainly in the WTO. Drilling and oil field services expenditures were $17.9 million in first quarter 2008, a decline from $41.2 million in first quarter 2007. This decline relates to the substantial completion of the build out of the rig fleet. Of the five rigs to be retrofitted, four had become operational at March 31, 2008 and the last one became operational during second quarter 2008. The company capitalized interest of $0.3 million in first quarter 2008, compared to $0.4 million in the same period of 2007. Additionally, the company capitalized $3.2 million in general and administrative expenses during the first quarter of 2008.
Midstream expenditures for first quarter 2008 were $38.7 million, an increase from $9.5 million in first quarter 2007. The company continues to build pipeline infrastructure and add compression in the WTO. There were other capital expenditures of $7.4 million during first quarter 2008.

	Three Months Ended March 31,
	2008	2007
	(in thousands)
Exploration and production
WTO	$236,106	$70,683
Non-WTO (excluding tertiary)	65,643	34,724
Tertiary	4,309	3,168

	306,058	108,575
Land and seismic
WTO	28,039	6,249
Non-WTO (excluding tertiary)	20,444	12,069
Tertiary	80	80

	48,563	18,398

Total exploration and development	354,621	126,973

Drilling and oil field services	17,921	41,242
Midstream	38,721	9,543
Other — general	7,387	3,337

Total capital expenditures	$418,650	$181,095

Proved Reserves
Estimated proved reserves for SandRidge as of March 31, 2008 were 1.699 Tcfe, representing a 12% increase from December 31, 2007 proved reserves of 1.516 Tcfe. Estimates of proved reserves as of March 31, 2008 were internally prepared and have not been reviewed by third-party engineers. Drilling finding costs were $1.50 per Mcfe for first quarter 2008. The all-in finding costs, which include drilling, acquisitions, land, and seismic costs, were $1.73 per Mcfe for first quarter 2008. The March 31, 2008 estimated future net cash flows from proved reserves, discounted at an annual rate of 10% before income taxes (“PV-10”) was $5.50 billion, an increase of 55% from December 31, 2007 of $3.55 billion. On an after-tax basis (SFAS 69 standardized measure), such year-end future net cash flows were $2.72 billion.
The company calculates the standardized measure of future net cash flows in accordance with SFAS 69 only at year end because applicable income tax information on properties, including recently acquired natural gas and oil interests, is not readily available at other times during the year. As a result, the company is not able to reconcile the interim period-end values to the standardized measure at such dates. The only difference between the two measures is that PV-10 is calculated before considering the impact of future income tax expenses, while the standardized measure includes such effects.
Increases in price per unit of future production accounted for $1.49 billion, or 76%, of the total increase in PV-10 from December 31, 2007 to March 31, 2008. The calculated weighted average per unit prices for the company’s proved reserves and future net revenues were $8.51 per Mcf for natural gas and $96.46 per barrel for crude oil at March 31, 2008 compared to $6.46 per Mcf for natural gas and $87.47 per barrel for crude oil at December 31, 2007. The proved developed percentage was 43% as of March 31, 2008 and this compares to 44% at December 31, 2007.
Analysis of Changes in Proved Reserves

	Crude Oil	Natural Gas	Combined
	(MBbls)	(Bcf)	(Bcfe)
As of December 31, 2007	36,527	1,297	1,516
Revisions of previous estimates	2,728	125	141
Acquisitions of new reserves	3	1	2
Extensions and discoveries	412	61	63
Production	(611)	(19)	(23)

As of March 31, 2008	39,059	1,465	1,699

Reserve Replacement Economics

	Quarter Ended				3 — Year
	March 31, 2008	2007	2006	2005	Average
	(in millions except as noted)
Proved reserves (Bcfe)	1,698.9	1,516.2	1,001.8	300.0
% Proved reserve growth	12%	51%	234%	102%
% Proved developed	43%	44%	32%	25%
Annual Production (Bcfe)	n/m	64.2	15.3	7.3	28.9
% Production growth	n/m	320%	110%	2%	41.4	(1)
Proved reserve life (years)	n/m	23.6	19.0 (1)	41.0
PDP reserve life (years)	n/m	10.4	7.1 (1)	10.2

Excluding acquisitions
F&D Reserve additions (Bcfe)	204.1	503.2	120.4	69.7	231.1
F&D Costs incurred	$306.1	$808.7	$133.8	$62.9	$335.1
F&D Costs per Mcfe	$1.50	$1.61	$1.11	$0.90	$1.45
Drillbit reserve replacement	895%	784%	787%	955%	799%

Including acquisitions
Total reserve additions (Bcfe)	205.5	578.7	717.1	158.8	484.9
Total costs incurred	$354.6	$1,150.6	$1,713.6	$98.5	$987.6
Reserve replacement cost per Mcfe	$1.73	$1.99	$2.39	$0.62	$2.04
Proved reserve replacement	901%	901%	1,361% (1)	2,175%	1,171%	(1)

(1)	Based upon pro forma 2006 production of 52.7 Bcfe
Derivative Contracts
SandRidge currently has natural gas price swaps and crude oil swaps and collars in place through December 2011 (see table below, which sets forth positions for 2008 and 2009 as of May 5, 2008). Current natural gas and crude oil derivative contracts account for 75% of anticipated production for 2008.

					Year	Year
	Quarter Ending				Ending	Ending
	3/31/2008	6/30/2008	9/30/2008	12/31/2008	12/31/2008	12/31/2009

Natural Gas Swaps:
Volume (Bcf)	15.45	17.90	18.10	17.48	68.93	14.76
Swap	$8.65	$7.69	$8.23	$8.67	$8.30	$9.80

Crude Oil Hedges:
Swap Volume (Mmbbls)	0.20	0.27	0.23	0.23	0.92	0.00
Swap	$95.71	$95.04	$94.33	$93.17	$94.55	NM
Collar Volume (Mmbbls)	0.02	0.02	0.03	0.03	0.10	0.00
Collar: High	$83.35	$83.35	$82.60	$82.60	$82.93	NM
Collar: Low	$50.00	$50.00	$50.00	$50.00	$50.00	NM
Since the 2007 financial and operational results were released on March 3, 2008, the company has entered into additional natural gas swaps. The company added 1.22 Bcf of swaps for the third quarter of

2008 at $9.98 per Mcf and 1.84 Bcf of swaps for the fourth quarter of 2008 at $10.40 per Mcf, resulting in total additions for fiscal year 2008 of 3.06 Bcf at an average price of $10.23. For fiscal year 2009, 8.45 Bcf were added through the third quarter at an average price of $10.61 per Mcf.
Balance Sheet
During the first quarter of 2008, the company’s total debt (short term and long term) increased $211.3 million. As of March 31, 2008, total debt was $1.279 billion compared to $1.068 billion at year-end 2007 and the company’s cash position was $0.7 million. Balances outstanding on our senior credit facility increased to $215.0 million at March 31, 2008 from $0.0 at December 31, 2007. Also during the quarter the company made payments on its rig loan and mortgage totaling $3.5 million and $0.2 million, respectively. During the first quarter of 2008, holders of 339,823 shares of the company’s redeemable convertible preferred stock voluntarily converted those shares into 3,465,593 shares of common stock.
Subsequent Events
Subsequent to end of the quarter, the company increased its revolving credit facility to $1.75 billion ($1.2 billion borrowing base) from $750 million ($700 million borrowing base). The maturity of the facility remains unchanged at November 21, 2011. Also, beginning April 1, 2008, the interest rate swap, which effectively fixes the variable LIBOR interest rate on the company’s variable rate term loans at 6.26%, became effective. The swap expires on April 1, 2011.
In May 2008, the company exchanged its $1.0 billion senior term loans for $1.0 billion in senior notes, as 100% of the term loan holders elected to make the exchange. Also in May, the company elected to convert the remaining outstanding shares of its redeemable convertible preferred stock to common stock as conditions of a costless conversion by the company had been satisfied. As a result, 1,844,464 shares of redeemable convertible preferred stock were converted to 18,810,260 shares of the company’s common stock.
In May 2008, the company entered into an agreement, along with other parties, to sell substantially all of its assets located in the Piceance Basin of Colorado to a subsidiary of The Williams Companies, Inc. The total purchase price is $285 million, with net proceeds to the company estimated to be approximately $140 million, subject to closing adjustments and allocation of the sales price among multiple sellers. Assets to be sold include undeveloped acreage, working interests in wells, gathering and compression systems and other facilities related to the wells. The sale is subject to customary closing conditions and is expected to close during the second quarter of 2008.

2008 Operational Guidance

	Year Ending
	December 31, 2008
	Original	Updated
	Projection	Projection
Production
Natural Gas (Bcf)	82.5	86.6
Crude Oil (Mmbls)	2.1	2.2

Total (Bcfe)	95.0	100.0

Differentials
Natural Gas	$0.70	$0.70
Crude Oil	4.45	7.25

Costs per Mcfe
Lifting	$1.58 — $1.73	$1.58 — $1.73
Production Taxes	0.37 — 0.40	0.37 — 0.40
DD&A — oil & gas	2.74 — 3.01	2.74 — 3.01
DD&A — other	0.80 — 0.88	0.80 — 0.88
Total DD&A	$3.54 — $3.89	$3.54 — $3.89
G&A — cash	0.82 — 0.90	0.82 — 0.90
G&A — stock	0.25 — 0.28	0.25 — 0.28

Total G&A	$1.07 — $1.18	$1.07-$1.18
Interest Expense	$1.18 — $1.30	$1.18-$1.30

Corporate Tax Rate	36%	36%
Deferral Rate	95%	95%

Shares Outstanding at End of Period (in millions)
Common Stock	166.6	165.8
Preferred Stock (converted)	0.0	0.0

Fully Diluted	166.6	165.8

Capital Expenditures
Exploration and Production	$897	$996
Land and Seismic	194	242

Total Exploration and Production	$1,091	$1,238
Oil Field Services	52	67
Midstream and Other	107	195

Total Capital Expenditures	$1,250	$1,500
The company has updated the guidance it provided on March 3, 2008 as shown above. Production guidance for fiscal year 2008 has increased to 100.0 Bcfe from 95.0 Bcfe as the company continues to see results from its expanded drilling program. The projected differential for crude oil, including NGLs, has increased to $7.27 per Bbl from $4.45 per Bbl as the percentage of NGLs in the company’s total crude oil production has increased. Costs per Mcfe and tax rate projections are unchanged. Shares outstanding at end of period are anticipated to be 165.8 million, slightly lower than the previously projected 166.6 million. The company’s capital expenditures projection has increased to $1,500 million from $1,250 million, mainly due to plans for increased drilling and, to a lesser extent, land acquisitions.
Conference Call Information
The company will host a conference call to discuss these results on Friday, May 9, 2008 at 8:00 am CDT. The telephone number to access the conference call from within the U.S. is 866-356-4279 and from outside the U.S. is 617-597-5394. The passcode for the call is 85579501. An audio replay of the call will be available at 11:00 am CDT on May 9, 2008 until 11:59 pm CDT on May 23, 2008. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 25250094.
A live audio webcast of the conference call will also be available via SandRidge’s website, http://www.sandridgeenergy.com, under Investor Relations/ Events. The webcast will be archived for replay on the company’s website for 30 days.

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Natural gas and crude oil	$205,487	$90,176
Drilling and services	12,334	27,895
Midstream and marketing	46,409	26,187
Other	4,856	4,806

Total revenues	269,086	149,064
Expenses:
Production	34,188	21,974
Production taxes	9,220	2,933
Drilling and services	7,169	18,777
Midstream and marketing	40,418	23,420
Depreciation, depletion and amortization — natural gas and crude oil	65,076	32,684
Depreciation, depletion and amortization — other	17,965	10,160
General and administrative	20,994	12,468
Loss on derivative contracts	136,844	23,181
Loss (gain) on sale of assets	23	(1)

Total expenses	331,897	145,596

(Loss) income from operations	(62,811)	3,468

Other income (expense):
Interest income	796	1,088
Interest expense	(25,172)	(35,429)
Minority interest	(835)	(146)
Income from equity investments	859	1,025

Total other (expense) income	(24,352)	(33,462)

Loss before income tax benefit	(87,163)	(29,994)
Income tax benefit	(30,538)	(10,501)

Net loss	(56,625)	(19,493)
Preferred stock dividends and accretion	9,582	8,966

Loss applicable to common stockholders	$(66,207)	$(28,459)

Basic and diluted loss per share applicable to common stockholders	$(0.47)	$(0.31)

Weighted average number of common shares outstanding:
Basic	141,044	92,442

Diluted	141,044	92,442

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$726	$63,135
Accounts receivable, net:
Trade	112,674	94,741
Related parties	23,037	20,018
Derivative contracts	—	21,958
Inventories	4,864	3,993
Deferred income taxes	1,428	1,820
Other current assets	20,373	20,787

Total current assets	163,102	226,452
Oil and natural gas properties, using full cost method of accounting
Proved	3,204,557	2,848,531
Unproved	259,610	259,610
Less: accumulated depreciation and depletion	(294,729)	(230,974)

	3,169,438	2,877,167

Other property, plant and equipment, net	506,156	460,243
Derivative contracts	2,145	270
Investments	8,815	7,956
Restricted deposits	32,633	31,660
Other assets	25,543	26,818

Total assets	$3,907,832	$3,630,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$15,662	$15,350
Accounts payable and accrued expenses:
Trade	242,324	215,497
Related parties	1,747	395
Asset retirement obligation	882	864
Derivative contracts	123,284	—

Total current liabilities	383,899	232,106

Long-term debt	1,263,270	1,052,299
Other long-term obligations	16,817	16,817
Asset retirement obligation	60,748	57,716
Deferred income taxes	18,341	49,350

Total liabilities	1,743,075	1,408,288

Commitments and contingencies
Minority interest	4,875	4,672
Redeemable convertible preferred stock, $0.001 par value, 2,625 shares authorized; 1,844 and 2,184 shares issued and outstanding at March 31, 2008 and December 31, 2007	380,893	450,715

Stockholders’ equity:
Preferred stock, $0.001 par value; 47,375 shares authorized; no shares issued and outstanding in 2008 and 2007	—	—
Common stock, $0.001 par value, 400,000 shares authorized; 147,516 issued and 146,206 outstanding March 31, 2008 and 141,847 issued and 140,391 outstanding at December 31, 2007	144	140
Additional paid-in capital	1,763,225	1,686,113
Treasury stock, at cost	(17,389)	(18,578)
Retained earnings	33,009	99,216

Total stockholders’ equity	1,778,989	1,766,891

Total liabilities and stockholders’ equity	$3,907,832	$3,630,566

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(56,625)	$(19,493)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	83,041	42,844
Debt issuance cost amortization	1,097	12,752
Deferred income taxes	(30,617)	(10,501)
Unrealized loss on derivative contracts	143,367	21,662
Loss (gain) on sale of assets	23	(1)
Interest income — restricted deposits	(192)	(266)
Income from equity investments, net of distributions	(859)	(1,025)
Stock-based compensation	3,241	1,071
Minority interest	835	146
Changes in operating assets and liabilities	13,378	(3,226)

Net cash provided by operating activities	156,689	43,963

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property, plant and equipment	(418,650)	(181,095)
Proceeds from sale of assets	452	26
Fundings of restricted deposits	(781)	(1,477)

Net cash used in investing activities	(418,979)	(182,546)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	340,220	1,142,772
Repayments of borrowings	(128,937)	(1,136,845)
Dividends paid — preferred	(9,516)	(6,859)
Minority interest (distributions) contributions	(632)	762
Proceeds from issuance of common stock	—	318,925
Purchase of treasury shares	(1,254)	(661)
Debt issuance costs	—	(25,000)

Net cash provided by financing activities	199,881	293,094

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(62,409)	154,511
CASH AND CASH EQUIVALENTS, beginning of year	63,135	38,948

CASH AND CASH EQUIVALENTS, end of period	$726	$193,459

Supplemental Disclosure of Noncash Investing and Financing Activities:
Insurance premiums financed	$—	$1,496
Accretion on redeemable convertible preferred stock	1,487	350

For further information, please contact:
Dirk M. Van Doren
Chief Financial Officer
SandRidge Energy, Inc.
1601 N.W. Expressway, Suite 1600
Oklahoma City, OK 73118
(405) 753-5520
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements express a belief, expectation or intention and are generally accompanied by words that convey the uncertainty of future events or outcomes. The forward-looking statements include projections and estimates of future natural gas and oil production, pricing differentials, operating costs and capital spending, and we describe our development plans and provide internal estimates of proved reserves and future net cash flows. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of natural gas and oil prices, our success in discovering, estimating, developing and replacing natural gas and oil reserves, the availability and terms of capital, the amount and timing of future development costs and other factors, many of which are beyond our control. We refer you to the discussion of risks in Item 1A — Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 7, 2008. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.
SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. The company also owns and operates gas gathering, marketing and processing facilities, CO2 treating and transportation facilities, and tertiary oil recovery operations. In addition, SandRidge owns and operates drilling rigs and a related oil field services business operating under the Lariat Services, Inc. brand name. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas, the Gulf Coast, the Mid-Continent, and the Gulf of Mexico. The company’s Internet address is http://www.sandridgeenergy.com.